Exhibit 5.2

CLIFFORD CHANCE LLP AVENUE LOUISE 65 BOX 2 1050 BRUSSELS BELGIUM TEL +32 2 533 5911 FAX +32 2 533 5959 www.cliffordchance.com

To: Anheuser-Busch InBev Finance Inc. 250 Park Avenue New York, NY 10177 United States of America	Our reference: 70-41067768 Direct Dial: +32 2 533 5987 lounia.czupper @cliffordchance.com

13 March 2024

Anheuser-Busch InBev Worldwide Inc. One Busch Place St. Louis, MO 63118 United States of America

Registration of an indeterminate principal amount of debt securities and related guarantees under a Registration Statement on Form F-3 dated 13 March 2024 - Anheuser-Busch InBev SA/NV and Cobrew NV

We have acted as your Belgian legal advisers in connection with the registration of an indeterminate principal amount of debt securities of Anheuser-Busch InBev Finance Inc. and/or Anheuser-Busch InBev Worldwide Inc. (each an “Issuer”) and the related Guarantees by the Belgian Companies under a Registration Statement (the “Registration Statement”) on Form F-3 dated 13 March 2024 filed with the U.S. Securities and Exchange Commission on 13 March 2024 in accordance with the US Securities Act of 1933 (the “Securities Act”) (the “Transaction”).

1.	INTRODUCTION

1.1	Documents

The opinions given in this Opinion Letter relate to the following documents entered into in connection with the Transaction:

1.1.1	the Registration Statement;

CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NUMBER OC323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET, LONDON, E14 5JJ. A LIST OF THE NAMES OF THE MEMBERS AND THEIR PROFESSIONAL QUALIFICATIONS IS OPEN TO INSPECTION AT THIS OFFICE. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS.

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1.1.2

the form of base indenture to be entered into between, among others, Anheuser-Busch InBev Finance Inc. as issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “ABIFI Base Indenture”); and

1.1.3

the base indenture dated as of 4 April 2018 entered into between, among others, Anheuser-Busch InBev Worldwide Inc. as issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “ABIWW Base Indenture” and, together with the ABIFI Base Indenture, the “Base Indentures”).

The Documents listed in paragraphs 1.1.2 and 1.1.3 are referred to as the Opinion Documents.

1.2	Defined terms

In this Opinion Letter:

1.2.1	“Belgian Company” means each of the companies specified in Schedule 1 (Belgian Companies);

1.2.2

“Securities” means any Securities as defined in the relevant Base Indenture, issued after the date of the Registration Statement and the execution of the relevant Base Indenture in accordance with, and in the form set out in, the relevant Base Indenture;

1.2.3	“Guarantee” means any guarantee in respect of Securities entered into after the date of the Registration Statement and the execution of the relevant Base Indenture and in the form as set out therein;

1.2.4	terms defined or given a particular construction in the Opinion Documents have the same meaning in this Opinion Letter unless a contrary indication appears; and

1.2.5	headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

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1.3	Interpretation

In this Opinion Letter, some Belgian legal concepts are expressed in English and not in French or Dutch. The concepts concerned may not be identical to those described by the English terminology employed. Those concepts accordingly have the meaning which Belgian law gives them, irrespective of whether they are accompanied by their translation into French and Dutch.

1.4	Legal review

For the purpose of issuing this Opinion Letter we have reviewed only the documents and completed only the searches and enquiries referred to in Schedule 2 (Documents and Enquiries) to this Opinion Letter.

1.5	Applicable law

This Opinion Letter and the opinions given in it are governed by Belgian law and relate only to Belgian law as applied by the Belgian courts as at today’s date. All non-contractual obligations and any other matters arising out of or in connection with this Opinion Letter are governed by Belgian law. We express no opinion in this Opinion Letter on the laws of any other jurisdiction.

1.6	Taxation

We express no opinion on any taxation matter, and none is implied or may be inferred.

1.7	Assumptions and reservations

The opinions given in this Opinion Letter are given on the basis of our understanding of the terms of the Opinion Documents and the assumptions set out in Schedule 3 (Assumptions) and are subject to the reservations set out in Schedule 4 (Reservations) to this Opinion Letter. The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:

2.1	Corporate existence

2.1.1

Each Belgian Company is a naamloze vennootschap / société anonyme, duly incorporated and validly existing under Belgian law and has the capacity and power to enter into each of the Opinion Documents and Guarantees to which it is, or will be (when such document has been duly executed by such Belgian Company), a party and to perform its obligations thereunder. Any grounds of nullity or liquidation of any Belgian Company that might exist would operate without retrospective effect.

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2.1.2

All corporate action required to authorise the execution by each Belgian Company of each of the Opinion Documents to which it is, or will be (when such document has been duly executed by such Belgian Company), a party, and the performance by it of its obligations thereunder has been duly taken.

2.2	Due execution

The ABIWW Base Indenture has been duly executed on behalf of Anheuser-Busch InBev SA/NV by Ms. Ann Randon and Mr. Jan Vandermeersch and on behalf of Cobrew NV by Ms. Christine Delhaye and Mr. Jan Vandermeersch to the extent that Belgian law is applicable.

2.3	Legal, valid, binding and enforceable obligations

2.3.1

In any proceedings taken in Belgium for the enforcement of the ABIWW Base Indenture or any Guarantee thereunder , the obligations expressed to be assumed by any Belgian Company under the ABIWW Base Indenture or any Guarantee thereunder to which such Belgian Company is a party would (when such Guarantee has been duly executed by such Belgian Company) be recognised as the legal, valid and binding obligations of such Belgian Company and would be enforceable in the courts of Belgium.

2.3.2

In any proceedings taken in Belgium for the enforcement of the ABIFI Base Indenture or any Guarantee thereunder, the obligations expressed to be assumed by any Belgian Company under the ABIFI Base Indenture or any Guarantee thereunder to which such Belgian Company is a party would (when such documents have been duly executed by such Belgian Company) be recognised as the legal, valid and binding obligations of such Belgian Company and would be enforceable in the courts of Belgium.

2.4	Immunity

In any proceedings taken in Belgium in relation to the Registration Statement and the Base Indentures, no Belgian Company will be entitled to claim immunity from suit or enforcement.

3.	ADDRESSEES AND PURPOSE

This Opinion Letter is provided in connection with the Transaction and is addressed to the Issuers. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to:

(a)

any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings; and

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(b)	the officers, employees, auditors and professional advisers of any addressee;

on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, (ii) we do not assume any duty or liability to any person to whom such disclosure is made, and (iii) such person agrees not to further disclose this Opinion Letter or its contents to any other person, other than as permitted above, without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

/s/ Clifford Chance LLP

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SCHEDULE 1

BELGIAN COMPANIES

ANHEUSER-BUSCH INBEV SA/NV, with its registered office at Grote Markt 1, 1000 Brussels, enterprise number 0417,497,106, RPM/RPR Brussels.

COBREW NV, with its registered office at Brouwerijplein 1, 3000 Leuven, enterprise number 0428,975,372, RPM/RPR Leuven.

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SCHEDULE 2

DOCUMENTS AND ENQUIRIES

1.	DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

(a)	The Opinion Documents in the forms set out below:

(i)	a copy of the ABIFI Base Indenture in the form as attached to the Registration Statement; and

(ii)	a copy of the executed ABIWW Base Indenture;

(b)	a copy of the executed Registration Statement;

(c)	a copy of the coordinated statutes of each Belgian Company:

(i)	as at 2 January 2024 in respect of Anheuser-Busch InBev SA/NV; and

(ii)	as at 27 October 2023 in respect of Cobrew NV;

(d)	an extract from the minutes of meetings of the board of directors of Anheuser-Busch InBev SA/NV held on 15 March 2018, 17 March 2021 and 12 March 2024;

(e)	a copy of unanimous written resolutions of the board of directors of Cobrew NV dated 15 March 2018, 17 March 2021 and 7 March 2024.

2.	SEARCHES AND ENQUIRIES

We have undertaken only the following searches and enquiries in Belgium for the purposes of this Opinion Letter.

(a)	An online search of the Annexes au Moniteur belge / Bijlagen tot het Belgisch Staatsblad was conducted in respect of each Belgian Company on 13 March 2024. The website was current up to 13 March 2024.

(b)	An online search of the Moniteur belge / Belgisch Staatsblad was conducted in respect of each Belgian Company on 13 March 2024. The website was current up to issue No. 58 dated 13 March 2024.

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(c)	An online search of the Central Solvency Register (Registre Central de la Solvabilité / Centraal Register Solvabiliteit) was conducted in respect of each Belgian Company on 13 March 2024.

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SCHEDULE 3

ASSUMPTIONS

The opinions in this Opinion Letter have been made on the following assumptions.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)

All signatures (including any electronic signatures) are genuine, all original documents are authentic and all copy documents supplied to us as photocopies or in portable document format (PDF) or other electronic form are genuine, accurate, complete and conform to the originals.

(b)	The person whose name and signature appears in the signature block of the Registration Statement is the person who signed the Registration Statement.

(c)	The ABIFI Base Indenture will be duly authorised and executed by all parties to them in the form as attached to the Registration Statement.

2.	OBLIGATIONS OF THE PARTIES OTHER THAN THE BELGIAN COMPANIES

(a)

Each party to the Opinion Documents other than any Belgian Company (the “Other Parties”) has and will have the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Opinion Documents to which it is a party.

(b)	Each Other Party has and will have duly authorised and executed the Opinion Documents to which it is a party.

3.	DOCUMENTS NOT GOVERNED BY BELGIAN LAW

The obligations expressed to be assumed by the parties to the Opinion Documents, any Guarantees or any Securities constitute or will constitute, as the case may be, their legal, valid, binding and enforceable obligations under New York law.

4.	CORPORATE AUTHORITY OF THE BELGIAN COMPANY

(a)

The resolutions of the board of directors of Anheuser-Busch InBev SA/NV set out in the extracts from the minutes referred to in Schedule 2 (Documents and Enquiries) were duly passed at a properly convened meeting of duly appointed directors of such Belgian Company, have not been amended or rescinded and are in full force and effect; the directors who attended and voted at the said meeting have complied with all applicable provisions of article 523 of the Company Code or article 7:96 of the Companies and Associations Code, as applicable, dealing with conflicts of interests of directors.

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(b)

The written resolutions of the board of directors of Cobrew NV referred to in Schedule 2 (Documents and Enquiries) were approved by all directors of such Belgian Company, have not been amended or rescinded and are in full force and effect; the choice of using a written resolution in March 2018 rather than an actual meeting was duly justified by the urgency of the matter and was in the interest of the relevant Belgian Company; the directors have complied with all applicable provisions of article 523 of the Company Code or 7:96 of the Companies and Associations Code, as applicable, dealing with conflicts of interests of directors.

(c)

No Belgian Company has resolved to enter into liquidation, filed an application for bankruptcy, filed an application for or been subject to proceedings for judicial reorganisation or transfer under judicial authority, or been adjudicated bankrupt or annulled as a legal entity (our searches and the bankruptcy certificates referred to in Schedule 2 (Documents and Enquiries) did not reveal anything to the contrary).

(d)

The board of directors of each Belgian Company has satisfied itself that the entry by such Belgian Company into the Opinion Documents to which it is a party would be of benefit to it and that the burdens resulting therefrom would not be disproportionate to those benefits, and the conclusions of the board in this respect are not unreasonable.

(e)

The entry by any Belgian Company into any of the Opinion Documents to which it is a party is not an abnormal transaction entered into by it in the knowledge that so doing would prejudice its creditors.

(f)	No moneys borrowed or raised under the Opinion Documents have been or will be used to finance or refinance an acquisition of or subscription to shares in any Belgian Company.

5.	SEARCHES AND ENQUIRIES

There have been no amendments to the statutes of any Belgian Company since the coordinated statutes referred to in Schedule 2 (Documents and Enquiries) (our searches referred to in that Schedule did not reveal anything to the contrary).

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However, it is our experience that the searches and enquiries referred to in paragraph 2 of Schedule 2 (Documents and enquiries) may be unreliable. In particular, in the case of the searches and enquiries referred to in paragraphs (a), (b) and (c), they are not conclusively capable of disclosing whether or not public insolvency proceedings have been commenced in Belgium, nor do they indicate whether or not non-public insolvency proceedings have been commenced in Belgium or insolvency proceedings have begun elsewhere.

6.	OTHER DOCUMENTS

(a)

Save for those listed in Schedule 2 (Documents and Enquiries), there is no other agreement, instrument or other arrangement between any of the parties to any of the Opinion Documents which modifies or supersedes any of the Opinion Documents.

(b)

Any Securities or Guarantees will, prior to the issuance or execution thereof, be validly approved by or behalf of each Belgian Company, and will be executed by persons authorised by each relevant Belgian Company.

(c)

Any Guarantees will be entered into in accordance with the relevant Base Indenture and will, when duly executed, not conflict with any than present law or regulation having the force of law in Belgium and applicable to a Belgian Company or any term of the coordinated statutes of a Belgian Company.

(d)

Any Securities will be duly issued (and there terms established) in accordance with the relevant Base Indenture and be issued and sold as contemplated in the Registration Statement, and will, when duly executed and authenticated in accordance with the Indenture, not conflict with any than present law or regulation having the force of law in Belgium and applicable to a Belgian Company or any term of the coordinated statutes of a Belgian Company.

7.	OTHER LAWS

All acts, conditions or things required to be fulfilled, performed or effected in connection with the Opinion Documents under the laws of any jurisdiction other than Belgium have been duly fulfilled, performed and effected.

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SCHEDULE 4

RESERVATIONS

The opinions in this Opinion Letter are subject to the following reservations.

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

The enforceability of the Opinion Documents is subject to the provisions of any applicable bankruptcy, insolvency, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally including statutes of limitation; in particular it is to be noted that:

(a)

any provision in the Opinion Documents providing for an event of default, an acceleration or another early termination of the Opinion Documents by reason of a party being subject to judicial reorganisation or transfer under judicial authority proceedings may not be enforceable;

(b)

if any Belgian Company is declared bankrupt and if the date of its relevant Guarantee is within the pre-bankruptcy suspect period (the so-called “suspect period” may have a duration of up to six months before the declaration of bankruptcy, or more if the bankrupt entity was already in liquidation, whether formally or as a matter of fact before its bankruptcy), then there is a risk that its obligations as a Guarantor may be set aside on the grounds that they were assumed without adequate consideration;

(c)

restrictions on the enforcement of its rights against other Guarantors and the Issuer imposed that may be imposed on any Belgian Company pursuant to the Guarantees may cease to be effective upon the bankruptcy of such Belgian Company;

(d)	any power of attorney or other mandate would lapse on the bankruptcy of the party that granted it, and may lapse on an application for judicial reorganisation or transfer under judicial authority;

(e)	penalties and liquidated damages may be suspended upon the opening of judicial reorganisation or transfer under judicial authority proceedings and may not be enforceable in a judicial reorganisation;

(f)	termination clauses may be subject to a mandatory 15 day grace period in a judicial reorganisation or transfer under judicial authority proceedings; and

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(g)

a party subject to judicial reorganisation or transfer under judicial authority proceedings may in certain circumstances opt not to perform current contracts, without prejudice however to damages resulting from that non performance.

2.	ENFORCEABILITY OF CLAIMS

In this Opinion Letter “enforceable” means that an obligation is of a type which the Belgian courts may enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Opinion Documents. In particular:

(a)

no opinion is given on any issue which may arise out of, or relate to, the giving of financial assistance pursuant to the Companies and Associations Code, nor the consequences thereof on the enforceability of any Guarantee;

(b)	rights may not be exercised in an abusive manner, and a party may be denied the right to invoke a contractual right if so doing would be abusive;

(c)

where any party is vested with a discretion or may determine a matter in its opinion, Belgian law may require such discretion to be exercised reasonably or such opinion to be based on reasonable grounds;

(d)

a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by coercion, abuse of circumstances or misrepresentation and the Belgian courts will generally not enforce an obligation if there has been fraud;

(e)	any certificate, determination, calculation or other matter stated to be conclusive and/or binding by one party may nevertheless be subject to court review;

(f)	periods of grace for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith; and

(g)

we offer no opinion as to the enforceability of any clause in either Base Indenture, any Guarantee or any Securities that may cause a liability to arise, or a debt becoming due, upon the occurrence of a change of control, to the extent that such provision relates to a change of control over Anheuser-Busch InBev SA/NV, until such time as that provision will have been approved by a general meeting of the shareholders of Anheuser-Busch InBev SA/NV and a copy of the approval resolutions will have been duly filed with the clerk of the enterprise court of Brussels in accordance with Article 7:151 of the Companies and Associations Code.

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3.	INDEMNITIES

(a)	Provisions for the recovery of legal fees incurred by a party may not be enforceable beyond a maximum amount set by royal decree.

(b)	Indemnification provisions in respect of fines or other criminal or administrative penalties may not be enforceable.

4.	MISCELLANEOUS MATTERS

(a)

The opinions expressed in this Opinion Letter are subject to the effects of any European Union or other sanctions or other similar measures implemented by or effective in Belgium with respect to any person to which any such sanctions or other similar measures apply, or which is otherwise the target of any such sanctions or other similar measures. We express no opinion on any provision which has the effect of contravening Council Regulation (EC) No 2271/96 (the “Blocking Regulation”) or any consequences thereof.

(b)

The provisions of the Guarantees whereby a Belgian Company agrees to subordinate certain intra-group claims, and in certain circumstances to refrain from exercising subrogation rights, taking enforcement steps or demanding payment in respect of these intra-group claims will be recognised as constituting legal, valid and binding obligations as between the parties. There are doubts, however, as to whether these provisions will be effective against a liquidator in the insolvency of such Belgian Company or against other third-party creditors of such Belgian Company.

(c)

Enforcement action by a party established in Belgium may not be admissible before the courts if that party is not properly registered with the trade registry (Banque-Carrefour des entreprises / Kruispuntbank van Ondernemingen).

(d)

If an attorney has a conflict of interest with the interests of its principal when taking a legal action on behalf of the principal, such legal action may be null and void. An upfront ratification by a principal of actions that will be taken by its attorney on behalf of the principal, may not be enforceable.

(e)

An electronic signature which constitutes a qualified electronic signature under Regulation (EU) No 910/2014 of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market, or which complies with the requirements of article XII.15 of the Belgian Code of Economic Law (i.e. consisting in a set of data which is inextricably linked to the document, guarantees its integrity and identifies the signatory and proves

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the signatory’s consent to the content of the document), has an equivalent effect to a handwritten signature and can, except in limited cases, be used for the execution of a private deed (acte sous seing privé / onderhandse akte). An electronic signature which does not meet those requirements can also be used for the execution of agreements such as the Opinion Documents but will not be equivalent to a handwritten signature. In case of a dispute as to its effects, it will however not be dismissed in court merely on the ground that it is an electronic signature. The document signed with such an electronic signature will be admissible in evidence in a Belgian court and the court will have discretionary power to decide whether or not such electronic signature evidences the consent of the purported signatory to the relevant document, such question being a question of fact. We express no opinion as to the legal characterisation of any specific signature in electronic form.